[TASTY BAKING LOGO]                                               NEWS RELEASE

===============================================================================
For:
Tasty Baking Company
For More Information:
Mary C. Borneman                                       David S. Marberger
Manager of Investor Relations                          Chief Financial Officer
215-221-8537                                           215-221-8500
mary.borneman@tastykake.com


FOR IMMEDIATE RELEASE


                          TASTY BAKING COMPANY REPORTS
                           SECOND QUARTER 2003 RESULTS


Philadelphia, PA, July 31, 2003 - Tasty Baking Company (NYSE: TBC) today announced financial results for the second quarter and the 26 weeks ended June 28, 2003.

For the second quarter, the Company reported gross sales of $62.9 million, compared to $65.6 million in the same period last year, a decrease of 4%. Net sales for the second quarter were $40.2 million, compared to $42.1 million in the same period last year. Net income and diluted net income per share for the second quarter were $0.4 million and $0.05, respectively, compared to $0.9 million and $0.11, respectively, in the same period last year.

The decline in gross sales for the quarter was driven by a 14% decrease in non-route sales that is primarily attributed to the Company's exit from unprofitable business on the West Coast. Route sales for the quarter were equal to a year ago. Reduced sales of certain Classic Baked Goods and family pack varieties were offset by an increase in single serve pie sales.

Cost of sales and unit volume were equal to the same period a year ago. Due to unfavorable product mix, net sales decreased 5% versus a year ago. Gross margin was 28.6% for the second quarter, which is down 3.3 percentage points compared to the second quarter a year ago, but is up 1.1 percentage points versus the first quarter 2003 gross margin.

The Company's increased investments in marketing and human resources, partially offset by reduced thrift store expense, resulted in a 2% increase in operating expenses versus the prior year quarter. There were $0.1 million in restructure charge reversals in the second quarter 2003 due to favorable settlements of certain thrift store lease contracts. The second quarter 2002 included $1.4 million in restructure charges due to the closing of six thrift stores and the elimination of certain manufacturing and administrative positions.

For the 26 weeks ended June 28, 2003, gross sales were $127.3 million, compared to $129.7 million last year, a decrease of 2%. Net sales for the 26 weeks were $81.2 million compared to $82.7 million in the same period a year ago. Net income year-to-date was $0.9 million, or $0.11 per diluted share, compared with $2.1 million, or $0.25 per diluted share, in the same period last year. Route sales have increased 2% year-to-date versus the prior year.

TASTY BAKING COMPANY REPORTS SECOND QUARTER 2003 RESULTS            Page 2 of 4


David S. Marberger, Tasty Baking Company Senior Vice President and Chief Financial Officer, said, "We are starting to see improvement in our financial performance. Our gross margin has improved 1.1 percentage points in the second quarter compared to the first quarter of 2003, driven by margin improvement on the sales of our single serve pies. Our total debt is down $3.8 million at the end of the first half 2003 compared to 2002 as we continue to focus on managing working capital and cash flow. Operating expenses are up, reflecting costs of new investments in advertising and consumer promotion programs, along with important investments in our people."

"The Tasty Baking Company Transformation Plan highlights five pillars of strategic focus, which are to build brand equity, deliver product innovation, grow core routes, enter new markets and drive operational excellence. In this quarter, we have started to execute plans and fund investments in all of these areas. We will aggressively invest in these areas in the second half of 2003 to better position the Company for growth in 2004 and beyond," added Marberger.

Charles P. Pizzi, Tasty Baking Company President and Chief Executive Officer, said, "During the second quarter, we have undertaken significant activities relating to each pillar of our Transformation Plan. We continue to attract the best and brightest talent to the organization. We brought product innovation to our single serve pies by adding 20% more fruit, and supported this improvement with the first comprehensive advertising and consumer promotion campaign in over a decade. State-of-the-art handheld computer technology will be rolled out to owner operators in the second half of the year to help drive overall business performance. And our expansion of 13 new routes in the Eastern Shore of Maryland has enhanced sales growth in that area, and serves as a model for further geographic expansion in the second half of 2003."

Pizzi concluded, "We have created positive momentum in the business during the first half of 2003, and we will continue to build upon this momentum in the second half. The foundation of the Tasty Baking Company Transformation Plan remains its people. The entire organization will remain focused on the pillars that will build shareholder value over the long term."

Tasty Baking Company management will host an earnings conference call today at 11:30 a.m. EDT. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the Company's homepage, click on "Corporate Info" and then under "Investor Information." To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days.

Tasty Baking Company (NYSE: TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States online or by calling 1-800-33-TASTY.

                                      # # #

Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties which could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.

TASTY BAKING COMPANY REPORTS SECOND QUARTER 2003 RESULTS            Page 3 of 4

                                          TASTY BAKING COMPANY AND SUBSIDIARIES
                                      CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                                                       (Unaudited)
                                            (000's, except per share amounts)

                                                         13 Weeks Ended                            26 Weeks Ended
                                                  ---------------------------             -----------------------------
                                                   6/28/03          6/29/02                 6/28/03            6/29/02
                                                  ----------      -----------             -----------        ----------
Gross sales                                        $ 62,944         $ 65,617               $ 127,316          $ 129,656
Less discounts and allowances                       (22,753)         (23,531)                (46,141)           (46,911)
                                                   --------         --------               ---------          ---------
Net sales                                            40,191           42,086                  81,175             82,745
                                                   --------         --------               ---------          ---------

Cost of sales                                        26,970           27,047                  54,955             53,076
Depreciation                                          1,738            1,640                   3,477              3,375
Operating expenses                                   11,010           10,769                  21,798             21,678
Restructure charge (reversal)                           (95)           1,405                    (314)             1,405
Interest expense and other (income), net                (21)            (107)                    (72)               (19)
                                                   --------         --------               ---------          ---------

                                                     39,602           40,754                  79,844             79,515
                                                   --------         --------               ---------          ---------

Income before provision for income taxes                589            1,332                   1,331              3,230
Provision for income taxes                             (199)            (453)                   (459)            (1,146)
                                                   --------         --------               ---------          ---------


Net income                                            $ 390            $ 879                   $ 872            $ 2,084
                                                   ========         ========               =========          =========


Average number of shares outstanding:
                                        Basic         8,098            8,070                   8,099              8,060
                                        Diluted       8,101            8,181                   8,100              8,184
Per share of common stock:

Net income :      Basic                               $0.05            $0.11                   $0.11              $0.26
                                                      =====            =====                   =====              =====
                  Diluted                             $0.05            $0.11                   $0.11              $0.25
                                                      =====            =====                   =====              =====
Cash Dividend                                         $0.05            $0.12                   $0.10              $0.24
                                                      =====            =====                   =====              =====

TASTY BAKING COMPANY REPORTS SECOND QUARTER 2003 RESULTS            Page 4 of 4



                         TASTY BAKING COMPANY AND SUBSIDIARIES
                       CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                                      (Unaudited)
                                        (000's)



                                                            6/28/03           6/29/02
                                                           --------          --------
Current Assets                                             $ 33,277          $ 35,719
Property, Plant, and Equipment, Net                          57,255            59,721
Other Assets                                                 22,525            21,516
                                                           --------          --------
       Total Assets                                        $113,057          $116,956
                                                           ========          ========



Reserve for Restructure - Current Portion                  $  1,774          $  1,086
Current Liabilities                                          15,674            15,031
Long Term Debt                                               11,393            14,522
Reserve for Restructure - Less Current Portion                2,160               538
Accrued Pension and Other Liabilities                        16,564            12,324
Non Pension Postretirement Benefits                          17,832            17,932
Shareholders' Equity                                         47,660            55,523
                                                           --------          --------
       Total Liabilities and Shareholders' Equity          $113,057          $116,956
                                                           ========          ========

       Total Debt                                          $ 13,470          $ 17,224
                                                           ========          ========
